EXHIBIT 97.1
BLACKBAUD, INC.
EXECUTIVE INCENTIVE COMPENSATION
CLAWBACK POLICY
Introduction
Blackbaud is committed to upholding the highest standards of governance, ethics and business integrity, which includes our philosophy of pay-for-performance as it relates to executive compensation. The Blackbaud Board of Directors (the “Board”) has, therefore, adopted this policy, which provides for the recoupment of certain incentive-based executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and applicable Nasdaq listing standards.
This Policy applies to all of Blackbaud’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act, Rule 10D-1 and applicable Nasdaq listing standards (the “Executive Officers”).
This Policy is administered by the Compensation Committee of the Board (the “Committee”), which is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner consistent with the requirements of Section 10D of the Exchange Act and applicable rules or standards adopted by the Securities and Exchange Commission (the “SEC”) or Nasdaq. Any determinations made by the Committee shall be final and binding on all affected individuals.
Required Recoupment of Excess Compensation
In the event Blackbaud is required to prepare an accounting restatement to restate its financial statements due material noncompliance with any financial reporting requirement under the federal securities laws (whether or not fault or misconduct is present), each Executive Officer will be required, subject to certain exceptions specified below, to reimburse or forfeit any excess Incentive Compensation (as defined below) received (as described below) by any such Executive Officer during the three completed fiscal years immediately preceding the date on which Blackbaud is required to prepare such accounting restatement.
The date on which Blackbaud is required to prepare an accounting restatement is the earlier of:
•The date the Board concludes, or reasonably should have concluded, that Blackbaud’s previously issued financial statements must be restated, or
•The date a court, regulator, or other legally authorized body directs Blackbaud to restate its previously issued financial statements .
For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below), including but not limited to:
•Non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal, such as bonuses paid from a bonus pool where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal or other annual or special bonuses, short-term or long-term cash incentives or other cash awards earned by satisfying a Financial Reporting Measure performance goal;
•Restricted stock, restricted stock units, stock options, stock appreciation rights, performance shares and performance units that are granted or vest solely or in part on satisfying a Financial Reporting Measure performance goal; and
•Proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a Financial Reporting Measure performance goal.
Incentive Compensation generally does not include salaries that are not based on satisfying a Financial Reporting Measure, bonuses paid solely by satisfying subjective standards unrelated to Financial Reporting Measures, non-equity incentive plan awards earned solely by satisfying strategic or operational measures, wholly time-based equity awards and other compensation that is paid on a discretionary basis and unrelated to a Financial Reporting Measure performance goal.

EXHIBIT 97.1
“Financial Reporting Measure” means (1) stock price, (2) total stockholder return and (3) any measure that is determined and presented in accordance with the accounting principles used in preparing Blackbaud’s financial statements, and any measure derived wholly or in part from such measures, including without limitation:
•Revenues
•Operating income
•Net income
•EBITDA
•Working capital, cash flow funds from operations or other liquidity measures
•Return on invested capital or return on assets or other return measures
•Earnings per share or other earnings measures
Incentive Compensation will be deemed “received” for purposes of this Policy in the fiscal period during which the applicable Financial Reporting Measure is attained, even if the payment or grant occurs after the end of that period. For example, an award that is granted based on the achievement of a Financial Reporting Measure would be received in the fiscal period that the measure was satisfied. However, if an equity award vests only on the achievement of a Financial Reporting Measure, the equity award would be received in the fiscal period that it vests.
Recoupment is required even if the Incentive Compensation was awarded pursuant to a pre-existing contract or arrangement.
Amount and Method of Recoupment
The amount to be recouped will be the excess of the Incentive Compensation paid to an Executive Officer based on the erroneous data over the Incentive Compensation that would have been paid to the Executive Officer had it been based on the restated results, calculated on a pre-tax basis, as determined by the Committee. For Incentive Compensation based on stock price or total stockholder return, if the Committee cannot determine the amount of excess Incentive Compensation received by the Executive Officer directly from the information in the financial restatement, then it will make its determination based on a reasonable estimate of the effect of the restatement on the stock price or total stockholder return on which the Incentive Compensation was received.
This Policy does not apply to Incentive Compensation received by an individual:
•Before beginning service as an Executive Officer;
•Who did not serve as an Executive Officer at any time during the three-year recovery period; or
•Before the effective date of the applicable Nasdaq listing standard (October 2, 2023).
The Committee will determine, in its sole discretion, the method for recouping Incentive Compensation pursuant to this Policy. This may include, without limitation:
•Executive Officer reimbursement of cash Incentive Compensation previously paid or any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
•Offsetting the recouped amount from any compensation otherwise owed by Blackbaud to the Executive Officer;
•Cancelling outstanding vested or unvested equity awards; and/or
•Taking any other remedial and recovery action permitted by law, as determined by the Committee.

EXHIBIT 97.1
Blackbaud will endeavor to recoup excess Incentive Compensation reasonably promptly in compliance with this Policy, Rule 10D-1 and applicable Nasdaq’s listing standards, except to the extent the pursuit of such recoupment would be impracticable because:
•The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided however, before such conclusion of impracticability is made, the Committee must first (a) make a reasonable attempt to recoup the excess Incentive Compensation and (b) document this attempt and provide such documentation to Nasdaq;
•The recovery would violate home country law, where that law was adopted prior to November 28, 2022, based on an opinion of home country counsel in compliance with Rule 10D-1 and applicable Nasdaq listing standards; or
•The recovery would cause an otherwise tax-qualified retirement plan, under which the benefits are broadly available to Blackbaud employees, to fail to meet qualification requirements.
In the event that an Executive Officer fails to repay Incentive Compensation when due as required by this Policy, the Executive Officer will be required to reimburse Blackbaud for any and all expenses reasonably incurred (including legal fees) by Blackbaud in recovering such Incentive Compensation.
Other
Blackbaud will not indemnify any Executive Officer against the loss of any incorrectly awarded or received Incentive Compensation, including by paying or reimbursing the Executive Officer for premiums for any insurance policy covering any potential losses.
The Board may amend this Policy from time to time in its discretion as it deems necessary to comply with new or amended rules or standards adopted by the SEC, Nasdaq or otherwise. The Board may terminate this Policy at any time.
The Board may require that any employment agreement, equity award agreement or similar agreement, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy.
Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to Blackbaud pursuant to the terms of any employment agreement, equity award agreement or similar agreement and any other legal remedies available to Blackbaud, including but not limited to rights of recoupment provided by Section 304 of the Sarbanes Oxley Act of 2002, as amended.
This Policy is binding on, and enforceable against, all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
A copy of this Policy and any amendments thereto will be posted on Blackbaud’s website and filed as an exhibit to Blackbaud’s Annual Report on Form 10-K.